Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Medicines Company’s Amended and Restated 2004 Stock Incentive Plan of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of The Medicines Company and the effectiveness of internal control over financial reporting of The Medicines Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
June 26, 2008